LIST MANAGEMENT AGREEMENT

Between

KROLL DIRECT MARKETING, INC.

KROLL INTERNATIONAL MARKETING, INC.

And

Raphael Industries Ltd.

1. Raphael Industries Ltd. (Raphael) appoints Kroll Direct Marketing, Inc., (KDM) located at 101 Morgan Lane, Suite 120, Plainsboro, NJ 08536, as the North American list manager for The Energy Letter and The Energy Expositor mailing lists and Kroll International Marketing, Inc., located at 45 Chalfont Road, Malahide County, Dublin Ireland, as the Continental Europe List Manager for said list.

2. Raphael represents that; firstly, it has the exclusive right to use the lists described herein, including the names, addresses and information associated with the lists; secondly, that the lists are free and clear of any claims, liens or encumbrances of any third parties; and, lastly, that it has the right to make these names available for list rental. The lists always remain sole property of the owner.

3. KDM/KIM represents that it has been actively involved in and is actively involved in the list management and list marketing business. Further that it has the requisite expertise and relationships with brokers and related companies to market and manage the lists set out herein. To generate orders, KDM/KIM will promote the lists to the list brokerage community and potential renters.

4. Both parties shall indemnify and hold harmless the other party from any and all claims, obligations, liabilities, or damages arising to any third party by reason of the other party's breach of any of the representations set forth herein.

5 KDM/KIM will secure Raphael's approval for all list rental orders by sending a clearance request and sample-mailing piece. Failure of Raphael to approve the list rental in writing, e-mail or via fax within three (3) business days after receiving such notice shall be deemed rejection by Raphael.

6 KDM/KIM shall secure Raphael's approval in writing, email or via fax prior to extending credit to any marketers requesting rental use of the lists. Pre payment will be demanded from all mailers unless otherwise authorized by Raphael. Failure of Raphael to approve the requested credit in writing, e-mail or via fax within three (3) business days after receiving such notice shall be deemed rejection by Raphael.

7 KDM/KIM shall secure Raphael's approval in writing, email or via fax for all promotional materials in advance of them being circulated to the direct marketing community. KDM/KIM shall also secure Raphael's approval in writing, email or via fax for all subdivision of lists for the creation of additional data cards. Failure of Raphael to approve any promotional materials or subdivisions in writing, e-mail or via fax within three (3) business days after receiving such notice shall be deemed rejection by Raphael.

8KDM/KIM will perform all billing and collection services and provide Raphael, on a monthly basis, statements summarizing all orders booked and all payments received and or receivable. KDM/KIM will not in any way be obligated to Raphael for any rental receivables not paid by or uncollected from third party renters. Raphael, at its sole discretion, determines whether to commence legal action against any such renter, in which event, the legal fees, costs, and reimbursements of such action (collection costs) will be paid by Raphael.

9All list rental income shall be split, with 70% of the base rental income remitted to Raphael and 30% to KDM/KIM of which KDM/KIM may pay 20% to outside brokerage agencies.

10 Other than the information set out in the data card and agreed to by the parties, KDM/KIM, its employees, officers and trustees agree not to divulge or disseminate to any person or entity any confidential information about Raphael, including but not limited to personal and financial information, that may arise out of the discharge of their responsibilities as set out herein. Additionally, KDM/KIM agrees not to copy, reprint or disseminate the publications, or any information concerning the publication including the articles, graphics or contents without express written authorization from Raphael. Any and all such information shall be kept confidential and shall not in any manner be revealed to anyone except as expressly provided herein.

11 This agreement may not be enlarged, modified, altered or otherwise amended except in writing, signed by the parties hereto and endorsed on this agreement. This Agreement contains the entire agreement between the parties and supersedes all prior to contemporaneous oral or written understandings or agreements.

12 This agreement shall be governed and enforced in accordance with the laws of the State of Nevada.

13 This agreement shall begin on December 1, 2005 and shall remain in effect for a term of 12 months. This agreement may be terminated by either party on 45 days notice.

14 The invalidity or unenforceability of any particular provision of this agreement, or portion thereof shall not effect the other provisions or portions thereof and the agreement shall remain in full force and effect.

15 All notices, requests and other communications pursuant to this agreement shall be addressed as follows

RAPHAEL INDUSTRIES LTD.

5190 Neil Road, Suite 430, Reno, NV 89502

Phone: 866-261-8853

Fax: 414-434-3656

Email: info@raphaelindustries.net

KROLL DIRECT MARKETING, INC.

101 Morgan Lane, Suite 120, Plainsboro, NJ 08536

Phone: 609-275-2900

Fax: 609-275-6606

Email: lee@krolldirect.com

This agreement may be signed in counterparts and shall be considered as fully executed on distribution of the counterpart pages to the executors hereto.

Agreed To:

For: Raphael Industries Ltd.

By: ARNE RAABE          Date:11/28/05
    Arne G. Raabe
    Director

For: Kroll Direct Marketing, Inc./Kroll International Marketing

By: LELAND R. KROLL          Date:11/28/05
    Leland R. Kroll
    President